Bowne & Co., Inc.
345 Hudson Street
212/924-5500
Fax: 212/229-7392

News Release

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-886-0614 bill.coote@bowne.com	Kate O’Brien Director, Corporate Communications 212-229-7214 kate.obrien@bowne.com

For Immediate Release

BOWNE CLOSES SALE OF GLOBALIZATION BUSINESS

TO LIONBRIDGE TECHNOLOGIES, INC.

NEW YORK, September 1, 2005 — Bowne & Co., Inc. (NYSE: BNE) today announced the closing of the sale of Bowne Global Solutions to Lionbridge Technologies, Inc. (Nasdaq: LIOX), a provider of globalization and testing services, for a total sale price of approximately $193 million, comprised of $130 million in cash and 9.4 million shares of Lionbridge common stock.

Bowne Global Solutions (BGS) provides language and cultural solutions that use translation, localization, technical writing and interpretation services to help companies adapt their communications or products for use in other cultures and countries around the world.

“We’re pleased that we have successfully completed the BGS sale,” said Bowne Chairman and Chief Executive Officer Philip Kucera. “As we said in June, this transaction enables us to sharpen our focus on our core businesses of financial print, digital print and personalized communications, while at the same time allowing us to return value to our shareholders.”

Plans for the proceeds from the sale are under review by the Bowne Board of Directors and may include an expansion of the ongoing share repurchase program, investment in the core businesses (including strategic acquisitions) and/or cash dividends.

Forward-Looking Statement
The company notes that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends which may cause the company’s future operating results and financial position to differ materially from those suggested here, including capital market conditions, demand for and acceptance of the company’s services, new technological developments, competition, the opportunity to successfully reinvest the proceeds from the transaction, and general economic conditions. Such statements involve risk and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the company.

About Bowne & Co., Inc.
Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Enterprise Solutions: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at http://www.bowne.com.